Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PLANTRONICS, INC.,

SONIC ACQUISITION CORPORATION AND

ALTEC LANSING TECHNOLOGIES, INC.

and with respect to Article XI, Article XII and Section 6.7 only,

SOUNDCO CAPITAL, INC., MARK E. LUCAS AND EDWARD ANCHEL

and with respect to Article XI and Article XII only,

ESTHER FREADMAN, MARY SABEL, RICHARD SABEL AND

ANCHEL FAMILY LIMITED PARTNERSHIP

and with respect to Section 6.10 only,

EDWARD ANCHEL

July 11, 2005

DISCLOSURE SCHEDULES

Schedule 3.1(a)	Executive Officers & Directors of the Company
Schedule 3.1(b)	Subsidiaries; Executive Officers & Directors
Schedule 3.2(b)	No Conflicts
Schedule 3.2(c)	Company Required Consents
Schedule 3.3(a)	Capitalization and Agreements in respect of Equity Securities
Schedule 3.3(b)	Options, Warrants and Similar Rights
Schedule 3.6	Real Property
Schedule 3.7	Intellectual Property
Schedule 3.10	Taxes
Schedule 3.11	Plans and Other Benefit Obligations; Retiree Benefits
Schedule 3.12	Compliance with Legal Requirements
Schedule 3.13	Legal Proceedings
Schedule 3.14	Absence of Certain Changes and Events
Schedule 3.15(a)	Material Contracts
Schedule 3.15(b)	Restrictive Contracts
Schedule 3.15(c)	Validity of Material Contracts
Schedule 3.15(d)	No Violation of Material Contracts
Schedule 3.16(b)	Insurance
Schedule 3.16(c)	Validity of Insurance
Schedule 3.17	Environmental Matters
Schedule 5.7	Continuing Company Benefit Plans
Schedule 6.9	Spreadsheet

EXHIBITS

Exhibit A	Form of Shareholder Written Consent and Irrevocable Proxy
Exhibit B	Parent’s Required Consents
Exhibit C	Key Employees
Exhibit D	Lucas Separation Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made on July 11, 2005, by and among Plantronics, Inc., a Delaware corporation (“Parent”), Sonic Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Altec Lansing Technologies, Inc., a Pennsylvania corporation (the “Company”) and with respect to Article XI, Article XII and Section 6.7 only, Soundco Capital, Inc., Mark E. Lucas and Edward Anchel and with respect to Article XI and Article XII only, Esther Freadman, Mary Sabel, Richard Sabel and Anchel Family Limited Partnership and with respect to Section 6.10 only, Edward Anchel.

RECITALS

A. The Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company and all issued and outstanding options to purchase capital stock of the Company shall be converted into the right to receive cash in the manner set forth herein and (ii) all issued and outstanding options to purchase capital stock of the Company, to the extent not exchanged for cash pursuant to this Agreement, shall be terminated.

C. Promptly following the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, the Company shall use its best efforts to cause each of the Majority Shareholders and Minority Shareholders to execute and deliver to Parent a written consent and irrevocable proxy substantially in the form attached hereto as Exhibit A (the “Shareholder Written Consent and Irrevocable Proxy”) irrevocably adopting this Agreement and approving the transactions contemplated hereby.

D. Prior to the Closing, and as a material inducement to Parent and Merger Sub to enter into this Agreement, (i) each of the Key Employees set forth on Exhibit C shall have signed an Offer Letter and an Employee Patent, Secrecy and Invention Agreement (the “Offer Letters”), and (ii) each Person who might receive any payments and/or benefits referred to in Section 3.11(c) hereof is executing and delivering a 280G Waiver (the “280G Waivers”), by which such Person agrees to waive any right or entitlement to the payments and/or benefits referred to in Section 3.11(c) hereof, unless the requisite stockholder approval of those payments and/or benefits are obtained pursuant to the terms of this Agreement.

E. The Company on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” means all of the Company’s trade accounts receivable, notes receivable, employee advances and other miscellaneous receivables.

“Agreement” has the meaning defined in the first paragraph of this Agreement.

“Anchel Parcel” means that certain real property in Milford, Pennsylvania more specifically described in Schedule 3.6.

“Anchel Parcel Promissory Note” means that certain promissory note, dated as of a date prior to the Closing Date, in the principal amount of $1,032,000 payable by the Company to Edward Anchel in connection with the Company’s purchase of the Anchel Parcel.

“Balance Sheet” has the meaning defined in Section 3.4.

“Basket” has the meaning defined in Section 11.3.

“Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania.

“Cap” has the meaning defined in Section 11.3.

“Closing” has the meaning defined in Section 2.2(a).

“Closing Date” has the meaning defined in Section 2.2(a).

“Company” has the meaning defined in the first paragraph of this Agreement.

“Company Capital Stock” means the Company Voting Common Stock, the Company Non-Voting Common Stock, the Company Series A Preferred Stock and any other shares of capital stock, if any, of the Company taken together.

“Company Debt Obligations” means, as of a particular date, the obligations reflected in the following line items to be included in the Pre-Closing Balance Sheet and the Company Debt Statement: ST Debt, ST Capital Leases, LT Debt, Revolving Credit, Shareholder Debt, and LT Capital Leases.

“Company Debt Statement” means a statement setting forth the Company’s available cash as well as the aggregate amount of the Company Debt Obligations, in each case as of the date of the Company Debt Statement.

“Company Facility” shall have the meaning defined in Section 3.17(e).

“Company Non-Voting Common Stock” means the non-voting common stock of the Company, par value $0.01 per share.

“Company Options” shall have the meaning defined in Section 3.3(b).

“Company Securityholder” means holders of Company Capital Stock and holders of vested Company Options immediately prior to the Effective Time.

“Company Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $0.01 per share.

“Company Shareholder” means holders of Company Capital Stock.

“Company Stock Certificates” means certificates representing shares of Company Capital Stock.

“Company Voting Common Stock” means the voting common stock of the Company, par value $0.01 per share.

“Company WEEE Compliance Costs” means (a) the amount of any write downs made by the Company or Surviving Corporation, as applicable, for excess and obsolete inventory resulting from or relating to the Company’s compliance or non-compliance with applicable Waste for Electronics and Electrical Equipment directives and (b) the aggregate amount of the gross profit (as determined by the Company’s “gross profit plan”) lost on products that could not be delivered or sold through December 31, 2005, resulting from or relating to the Company’s compliance or non-compliance with applicable Waste for Electronics and Electrical Equipment directives.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contract” means any agreement, contract, license, sublicense, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” means any and all losses, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel, sustained or incurred by the applicable Person after deducting therefrom: (a) any Tax benefit actually recognized by the Person resulting from such Damages; (b) any insurance proceeds and any indemnity, contribution or other similar payment actually recovered, net of all expenses incurred in prosecuting such claim, by the Person suffering the Damages from any third party with respect thereto; and (c) any provision or reserve provided for in a financial statement delivered to Parent prior to the Closing Date with respect to such matters.

“Disclosure Schedules” means, collectively, those schedules delivered by the Company and attached to this Agreement that set forth the facts and circumstances that qualify the representations and warranties of the Company in Article III of this Agreement, and “Schedule” means any individual schedule comprising part of the Disclosure Schedules.

“Dongguan Co” means Altec Lansing Electronics (Dongguan) Company Limited, a wholly foreign owned enterprise established in the People’s Republic of China with its registered address at Room 930, Ocean Centre, Tsim Sha Tsui, Hong Kong.

“Employee” means any current or former or retired employee, consultant or director of the Company, any Subsidiary or their respective ERISA Affiliates.

“Encumbrance” means any mortgage, easement, right of way, charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Claim” has the meaning defined in Section 3.17.

“Environmental Laws” has the meaning defined in Section 3.17.

“Environmental Permits” has the meaning defined in Section 3.17.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” has the meaning defined in Section 3.11(a).

“Escrow Account” has the meaning defined in Section 2.8(c).

“Escrow Agent” has the meaning defined in Section 2.8(c).

“Escrow Agreement” has the meaning defined in Section 2.8(c)

“Escrow Amount” has the meaning defined in Section 2.8(c).

“Excess Restricted Payments” has the meaning defined in Section 11.1.

“Excess Third Party Expenses” has the meaning defined in Section 11.1.

“Excluded Environmental Liabilities” shall mean all Damages to the extent arising as a consequence of or in connection with either or both of (i) the Release to, on or from the Pennsylvania Properties or any other Company Facility (whether originating on such real properties or real properties in the vicinity of such real properties) before or as of the Closing Date of any Hazardous Material on the Pennsylvania Properties or any other Company Facility before or as of the Closing Date (other than Hazardous Materials required for the conduct of the business of the Company or any of its Subsidiaries as currently conducted and which are being stored and disposed of by the Company or any of its Subsidiaries in accordance with applicable Environmental Laws) in a concentration or an amount which it is or may be the contractual or legal responsibility of the Company or any of its Subsidiaries to investigate, monitor, remediate or otherwise respond to under any applicable Environmental Law or (ii) any matter described in the reports referenced in Schedule 3.17 to this Agreement, whether or not known or discovered by the Parent prior to the Closing Date or thereafter. For the purpose of Article XI, the first One Hundred Fifty Thousand Dollars ($150,000) of costs that would otherwise be Excluded Environmental Liability Damages that are incurred by the Company to investigate, remediate, or monitor any of the Hazardous Material Releases described in any document in Schedule 3.17 for the Pennsylvania Properties (“Pennsylvania Property Exclusion”) shall not be included in Excluded Enviromental Liabilities, but each dollar of Damages defined above that may be incurred after the Pennsylvania Property Exclusion shall be an Excluded Environmental Liability.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorization” means any approval, consent, license, permit, certification, registration, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” has the meaning defined in Section 3.17.

“HK Co” means Altec Lansing (Hong Kong) Limited, a company incorporated in Hong Kong with registered number 534203 whose registered office is at 3409-12 34th Floor, The Gateway Tower II, 25 Canton Road TST KLN, Hong Kong.

“Hong Kong Transaction” means the sale of all of the assets and business of HK Co to Newco and the transfer of the equity in Dongguan Co.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

“Intellectual Property Assets” has the meaning defined in Section 3.7(a).

“Interim Balance Sheet” has the meaning defined in Section 3.4.

“Inventory” means all inventory of the Company’s business held for resale and all raw materials, work in process, finished products, shipments in transit, wrapping and supply and packaging items exclusively used or held for use in the Company’s business.

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Key Employees” has the meaning defined in Section 7.6.

“Knowledge” with respect to the Company, means actual knowledge of Mark E. Lucas or Richard P. Horner, provided that such persons shall have made reasonable inquiry of the Company’s senior executives and director level employees regarding the matters represented.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, regulation, license, permit, statute, or treaty.

“Lucas Separation Agreement” means the Separation and Release Agreement to be executed concurrently herewith, by and between Mark E. Lucas and the Company in the form attached hereto as Exhibit D.

“Lucas Supplemental Release” means the Supplemental Release Agreement to be executed at the Closing by and between Mark E. Lucas and the Company in the form included in Exhibit D which is attached hereto.

“Majority Shareholders” means Soundco Capital, Inc., Edward Anchel and Anchel Family Limited Partnership.

“Material Adverse Effect (or Change)” means, with respect to a particular Person, (a) a material adverse effect on the business, results of operations, assets or financial condition of such Person and its subsidiaries (if any), taken as a whole, or (b) a material impairment of such Person’s ability to consummate the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect (or Change)” shall not include any effect attributable to the identity of Parent; the existence of or the public announcement of this Agreement; general economic changes or changes in the general industry of the Company; acts of terrorism or war; or political or civil instability, disturbance or unrest.

“Material Contracts” has the meaning defined in Section 3.15(a).

“Merger” has the meaning defined in Section 2.1.

“Merger Consideration” means one hundred sixty-six million U.S. dollars ($166 million), less the sum of (a) the amount of the Company’s Third Party Expenses, as reflected on the Statement of Third Party Expenses, (b) the amount of the Company Debt Obligations reflected on the Company Debt Statement, including any termination or other fees, expenses or costs associated with terminating such obligations, (c) the amount of any remediation or other fines, fees, expenses or costs associated with the environmental assessment of the Company’s facilities in excess of $150,000, (d) the aggregate amount of Restricted Payments, if any, (e) the amount of any cash payment made by the Company with respect to the Company’s purchase of the Anchel Parcel and (f) any costs, including insurance premiums, associated with the purchase by Parent of the Environmental Policy in accordance with Section 7.17.

“Minority Shareholders” means Esther Freadman, Mary Sabel, Richard Sabel and Mark E. Lucas, or each individually a “Minority Shareholder.”

“Multi-Employer Plan” has the meaning defined in Section 3.11(a).

“Newco” means Altec Lansing Manufacturing Limited, a company to be incorporated in Hong Kong.

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of organization or formation and limited liability company agreement of a limited liability company, including, without limitation, an operating agreement; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Other Benefit Obligation” has the meaning defined in Section 3.11(a).
“Payment Agent” has the meaning defined in Section 2.6(a).

“Pennsylvania Law” means the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania, as amended.

“Pennsylvania Properties” means the Anchel Parcel and the Company Facility located at 535 Routes 6 & 209 Milford, Pennsylvania 18337-0277.

“Pension Plan” has the meaning defined in Section 3.11(a).

“Per Share Merger Consideration” means the quotient obtained by dividing (A) the Merger Consideration by (B) the sum of (i) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time and (ii) shares underlying Company Options vested as of the Effective Time.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan” has the meaning defined in Section 3.11(a).

“Pre-Closing Balance Sheet” has the meaning defined in Section 6.5(c).

“Pre-Closing Statements” has the meaning defined in Section 6.5(c).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Projections” has the meaning as defined in Section 4.6.

“Pro Rata Share” means the pro rata portion of the Escrow Amount contributed by each Majority Shareholder and Minority Shareholder.

“Purchase Rights” has the meaning defined in Section 3.3(b).

“Qualified Plan” has the meaning defined in Section 3.11(a).

“Release” has the same meaning given to the word by Section 101(22) of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601(22).

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Payment” means (i) any acceleration, payment or other compensation made to Mark E. Lucas, including, but not limited to any acceleration, payment or other compensation by the Company in connection with the Lucas Separation Agreement; (ii) any acceleration, payment or increase by the Company of any bonuses, salaries, or other compensation, severance or similar payments to any service provider, stockholder, director or officer since the Interim Balance Sheet, and (iii) any payments made by the Company to any minority shareholder of a Subsidiary to satisfy the conditions of Section 7.13 hereof, except, in each case, for (x) payments made in the ordinary course of the Company’s business that are consistent with past practices and disclosed in writing to Parent, (y) any payment or prepayment of any Company Debt Obligations or (z) any payment of Merger Consideration to Company Securityholders in accordance with Section 2.6 hereof.

“Shareholders’ Representatives” has the meaning defined in Section 12.16(a).

“Shares” means the issued and outstanding shares of Company Voting Common Stock, Company Non-Voting Common Stock and Company Series A Preferred Stock, immediately prior to the Effective Time.

“Statement of Third Party Expenses” has the meaning defined in Section 6.5(b).

“Subsidiary” has the meaning defined in Section 3.1(b).

“Tax” and “Taxes” means all income, gross receipts, franchise, excise, transfer, severance, value added, ad valorem, sales, use, wage, payroll, workmen’s compensation, employment, occupation, and real and personal property taxes; taxes measured by or imposed on capital; levies, imposts, duties, (license and legislation fees); other taxes imposed by any Governmental Body, including assessments in the nature of taxes; interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; and transferee or secondary liability for taxes and any taxes due as a result of being a member of any affiliated, consolidated, combined or unitary group or any liability in respect of taxes under a tax sharing, tax allocation, tax indemnity or other agreement.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Expenses” has the meaning defined in Section 6.5(a).

“Title IV Plan” has the meaning defined in Section 3.11(a)

“Wells Fargo” shall mean Wells Fargo Business Credit, Inc.

“Wells Fargo Obligations” shall mean all indebtedness and obligations owed by the Company to Wells Fargo arising under or in connection with that certain Loan and Security Agreement dated March 29, 2004 by and between the Company and Wells Fargo, as amended, modified or supplemented.

ARTICLE II

THE MERGER

2.1  The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Pennsylvania Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.2  Closing and Effective Time.

(a)  Closing. Unless this Agreement is earlier terminated pursuant to Article IX hereof, the closing of the Merger (the “Closing”) will take place at the offices of Reed Smith LLP at 599 Lexington Avenue, New York, New York 10022, at 10:00 a.m. (local time) on the later of (“Closing Date”): (a) August 15, 2005 or (b) the date that is five Business Days following the satisfaction of the closing conditions set forth in Article VII and Article VIII, or at such other date, time and place as Parent and the Company may agree. Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)  Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Department of State of the Commonwealth of Pennsylvania
articles of merger in customary form and substance for the Merger (the “Articles of Merger”) in accordance with the applicable provisions of Pennsylvania Law. The time of filing of the Articles of Merger is referred to herein as the “Effective Time.”

2.3  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of Pennsylvania Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4  Articles of Incorporation and Bylaws.

(a)  Articles of Incorporation of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in its entirety to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with Pennsylvania Law and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Altec Lansing Technologies, Inc.”

(b)  Bylaws of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Pennsylvania Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws; provided, however, that at the Effective Time, all references in the bylaws to “Sonic Acquisition Corporation” shall be amended to refer to Altec Lansing Technologies, Inc.”

2.5  Directors and Officers

(a)  Directors of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Pennsylvania Law, the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

(b)  Officers of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.6  Effect of Merger on Capital Stock

(a)  Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one validly issued, fully paid and non assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub shall evidence ownership of shares of capital stock of the Surviving Corporation.

(c)  Company Owned Company Capital Stock. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of Company Capital Stock owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(d)  Company Options.

(i)  Each holder of a Company Option that is vested as of the Effective Time and that is not exercised prior to the Effective Time shall be entitled to receive (promptly after the Effective Time) an amount of cash determined by multiplying (A) the excess, if any, of the Per Share Merger Consideration over the exercise price of such Company Option by (B) the number of shares of Company Common Stock subject to such vested Company Option, less any applicable withholding taxes and any other amounts to be withheld pursuant to agreements between the holder and Parent.

(ii)  Notwithstanding anything else to the contrary set forth in this Agreement, no Company Options, whether vested or unvested, shall be assumed or otherwise replaced by Parent at the Effective Time, and each Company Option, to the extent unexercised, shall by virtue of the Merger, effective at the Effective Time, and without any further action on the part of any holder thereof, be cancelled and extinguished.

Prior to the Effective Time, the Company shall use commercially reasonable efforts to effect the transactions anticipated by this Section 2.6(d) under the Company’s stock option plans all Company Option agreements and any other plan or arrangement of the Company, including by giving any required notice and obtaining any required consent contemplated thereby.

(e)  Withholding Taxes. Parent and the Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under any applicable provision of federal, state, local or foreign tax law or under any applicable Legal Requirement. Parent and the Company shall calculate and mutually agree upon any such amount required to be deducted or withheld no later than two (2) Business Days prior to the Effective Time. To the extent such amounts are so deducted or withheld (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and (ii) the Person deducting and withholding any such amounts shall be solely responsible for the timely payment of such agreed upon amounts to the applicable Governmental Body responsible for the collection of such amounts.

2.7  Dissenting Shares for Holders of Company Capital Stock

(a)  Notwithstanding anything to contrary set forth in this Agreement, any shares of Company Capital Stock that are held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under Pennsylvania Law (“Dissenting Shares”) shall not be converted into or represent a right to receive cash payable in respect of such shares of Company Capital Stock pursuant to this Agreement, but the holder thereof shall only be entitled to such rights as are granted by Pennsylvania Law.

(b)  Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive cash payable in respect of such shares of Company Capital Stock pursuant to this Agreement, without interest thereon, upon surrender of such shares in accordance with the provisions of this Agreement.

(c)  The Company shall give Parent (i) prompt notice of any written demand for dissenters’ rights received by the Company pursuant to the applicable provisions of Pennsylvania Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

2.8  Surrender of Certificates

(a)  Payment Agent. Parent, or a Person selected by Parent, shall serve as the Payment Agent (the “Payment Agent”) for the Merger.

(b)  Parent to Provide Cash. Promptly following the Effective Time, (i) Parent shall make available to the Payment Agent for exchange in accordance with this Agreement, an amount of cash equal to the cash portion of the Merger Consideration payable to Company Securityholders pursuant to this Agreement (less the Escrow Amount and any other amounts to be withheld pursuant to agreements between the Company Securityholders and Parent), and (ii) Parent shall deposit with the Escrow Agent the Escrow Amount and any other amounts to be withheld from the Merger Consideration pursuant to agreements between the Company Securityholders and Parent.

(c)  Exchange Procedures. Prior to the Closing Date, Parent shall provide a letter of transmittal (the “Letter of Transmittal”) to each Company Securityholder, in such form as Parent may reasonably determine including (i) information that the delivery shall be effected, and risk of loss and title to the shares of Company Capital Stock shall pass, only upon proper delivery of the Company Stock Certificates, or other evidence of the ownership of such shares, to the Payment Agent, and (ii) instructions for use in effecting the surrender of the Company Stock Certificates, or other evidence of the ownership of such shares or Company Options, in exchange for cash payable to each Company Securityholder pursuant to this Agreement. Subject to the terms of this Agreement, upon the surrender of a Company Stock Certificate for cancellation, or other evidence of the ownership of Company Options, to the Payment Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from the Payment Agent in exchange therefor, cash payable pursuant to Section 2.6(b) and Section 2.6(d), as applicable,(without interest), and the Company Stock Certificate so surrendered shall be canceled.

(d)  Escrow. At the Closing, Parent shall withhold $10,000,000 (the “Escrow Amount”) and shall deliver the Escrow Amount to JPMorgan Trust Company, N.A. who shall act as escrow agent (the “Escrow Agent”), for deposit into escrow (the “Escrow Account”). Each Majority Shareholder and Minority Shareholder shall be deemed to have contributed its Pro Rata Share. The Escrow Amount shall be held pursuant to the provisions of an escrow agreement in a form agreed to by the parties (the “Escrow Agreement”). The Escrow Amount will be available to compensate Parent for the Majority Shareholders’ and Minority Shareholders’ indemnity obligations as provided in Article XI, and any recovery made by Parent or any Parent Indemnitee against the Escrow Amount shall be made pro rata among the Majority Shareholders and Minority Shareholders in accordance with their Pro Rata Shares. To the extent that there is an Escrow Amount remaining in the Escrow Account which has not been reserved for claims under the Escrow Agreement on the date that is 12 months after the Closing Date, such Escrow Amount will be released to the Majority Shareholders and Minority Shareholders, in accordance with their Pro Rata Shares.

2.9 No Further Ownership rights in Company Capital Stock. The cash issued in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration or transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Company Capital Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Agreement.

2.10  Lost, Stolen or Destroyed Certificates. In the event that any Company Stock Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the amount of cash into which the shares of Company Capital Stock represented by such Company Stock Certificate were converted pursuant to this Agreement; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the Company Securityholder who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Payment Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.11  Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Surviving Corporation, and the officers and directors of the Company, Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company represents and warrants to Parent as follows:

3.1  Organization and Good Standing

(a)  The Company is a corporation duly organized and validly subsisting under the laws of Pennsylvania, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Schedule 3.1(a) sets forth the current directors and executive officers of Company. The Company is duly qualified and authorized to transact business as a foreign corporation and is in good standing in California, Nevada, North Carolina, Oklahoma, Tennessee and Texas.

(b)  Subsidiaries. Except as listed in Schedule 3.1(b), the Company does not own any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Schedule 3.1(b) lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. Except as listed on Schedule 3.1(b), all Subsidiaries are wholly-owned by the Company. Schedule 3.1(b) lists the directors and officers of each Subsidiary as of the date of this Agreement. The operations now being conducted by each Subsidiary are not now and have never been conducted under any other name, except as referenced in Schedule 3.1(b). Except as referenced in Schedule 3.1(b), all of the outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and, except as referenced in Schedule 3.1(b), not subject to preemptive rights created by statute, the Organizational Documents of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable legal requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which each Subsidiary is a party or by which it is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of each Subsidiary or obligating each

Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement, except as referenced in Schedule 3.1(b). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Except as set forth in Schedule 3.1(b), neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

(c)  The Company has made available to Parent copies of the Organizational Documents of the Company and each of the Subsidiaries, as currently in effect.

(d)  With respect to the Hong Kong Transaction:

(i)  it was in the best interests of HK Co and Newco to enter into, perform and complete the Hong Kong Transaction, and each obligation, contract, agreement or arrangement in relation thereto;

(ii)  the purchase price for the assets and business of HK Co was paid in full by Newco, and reflects the market value of the assets and business as determined by an independent valuer;

(iii)  the terms of the Hong Kong Transaction, and each obligation, contract, agreement or arrangement in relation thereto were approved unanimously pursuant to a written resolutions of the board of directors of HK Co duly adopted pursuant to Article 97 the Articles of Association of HK Co and the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

(iv)  the terms of the Hong Kong Transaction, and each obligation, contract, agreement or arrangement in relation thereto were approved by special resolution of the members of HK Co at an extraordinary general meeting of HK Co duly convened in accordance with the Articles of Association of HK Co and the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

(v)  as of the date of this Agreement, no member has applied to the court for an order to inspect the records of HK Co;

(vi)  as of the date of this Agreement, no member has applied to the Financial Secretary to appoint one or more competent inspectors to investigate the affairs of HK Co;

(vii)  the Hong Kong Transaction constitutes a legal, valid, binding obligation between HK Co and Newco and has been duly authorized and requires no government approvals or registration, except for the PRC approvals required in connection with the transfer of the equity interest in Dongguan Co;

(viii)  each of HK Co and Newco has duly performed and complied in all material respects with each of its obligations relating thereto (including contract, agreement or arrangement in relation thereto); and

3.2  Authority; No Conflict

(a)  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has all corporate right, power and authority to execute and deliver this Agreement and the other documents to be executed in connection herewith and, subject to the Requisite Shareholder Approval (as defined below), to perform its obligations under this Agreement and the documents to be executed in connection herewith.

(b)  Except as set forth in Schedule 3.2(b), the execution, delivery and performance of this Agreement will not, directly or indirectly (with or without notice or lapse of time):

(i)  contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or the Subsidiaries, or (B) any resolution of the Company adopted by its board of directors or stockholders, subject only to the affirmative approval of the Company Series A Preferred Stock, voting as a single class (the “Requisite Shareholder Approval”);

(ii)  to the Knowledge of the Company, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company; or

(iii)  to the Knowledge of the Company, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract.

(c)  Except as set forth in Schedule 3.2(c), the Company is and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement.

3.3  Capitalization

(a)  The total authorized capital stock of the Company consist of 65,000,000 shares, which consist of (i) 50,000,000 shares of voting common stock, $0.01 par value per share, of which

6,000,000 shares are issued and outstanding, (ii) 5,000,000 shares of non-voting common stock, $0.01 par value per share, of which 500,000 shares are issued and outstanding, and (iii) 10,000,000 shares of preferred stock, $0.01 par value per share, of which 5,766,000 shares have been designated Series A Convertible Preferred Stock, of which 5,766,000 shares are issued and outstanding. The Company Series A Preferred Stock is convertible on a one-share for one-share basis into Company Voting Common Stock. The Shares have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Organizational Documents of the Company or any Contract. Except as referenced in Schedule 3.3(a), there are no Contracts for the issuance, sale or transfer of any equity securities or other securities of the Company. The Shares are held of record by the Persons with the addresses of record and in the amounts and pro rata percentages set forth in Schedule 3.3(a).

(b)  Schedule 3.3(b) contains a list of equity incentive plans that are currently in effect. Except for the transactions contemplated by this Agreement and except as otherwise set forth in Schedule 3.3(b), there are no options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound (collectively, “Purchase Rights”) obligating the Company to (i) issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities or (ii) grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, exchangeable or convertible securities, commitment or agreement. All issued and outstanding options (“Company Options”) to purchase equity securities have been offered, sold and delivered by the Company in material compliance with applicable federal and state securities laws. Schedule 3.3(b) sets forth for each outstanding Company Option, the name of the holder of such option, the grant date, the cancellation date, the exercise price, the vesting period, including the extent vested, the number of shares of Company Capital Stock issuable upon the exercise of such option, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Schedule 3.3(b) sets forth all outstanding Shares that constitute unvested restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable Share holder, the vesting schedule (including any acceleration provisions with respect thereto), and the Merger Consideration payable by the Company, if any. Schedule 3.3(b) sets forth all outstanding long-term incentive units, the name of the holder of such units, the grant date, the vesting period and the number shares, cash or other property otherwise payable upon vesting of such awards.

3.4  Financial Statements. The Company has delivered or made available to Parent: (a) audited consolidated balance sheets of the Company as of December 31 in each of the years 2002 through 2004 (including the notes thereto), and the related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes thereto and the report thereon of Ernst & Young LLP, independent certified public accountants (the December 31, 2004 consolidated balance sheet together with notes is referred to herein as the “Balance Sheet”) and (b) an unaudited consolidated balance sheet of the Company as of May 31, 2005 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the five months then ended. Such consolidated financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of the Company as at the respective dates of and for the periods referred to in such consolidated financial statements, all in accordance with GAAP, subject, in the case of interim consolidated financial statements, to normal recurring year-end adjustments (including, but not limited to, normal year-end current and deferred income tax adjustments) and the absence of notes. The consolidated financial statements referred to in this Section 3.4 reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such consolidated financial statements.

3.5  Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Parent, are complete and correct in all material respects.

3.6  Title to Assets; Encumbrances. Schedule 3.6 contains a complete and accurate list of all real property, leaseholds, or other real property interests reflected as assets on the Balance Sheet and the Interim Balance Sheet, as well as the Anchel Parcel. The Company has delivered or made available to Parent copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Company and relating to such property or interests. The Company owns all its material properties and assets (whether real, personal, or mixed and whether tangible or intangible) that are reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the ordinary course of business). Except as set forth in Schedule 3.6, all material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet, as well as the Anchel Parcel, are free and clear of all Encumbrances except:

(a)  the Wells Fargo Obligations and the Wayne Bank Obligations;

(b)  mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists;

(c)  mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists;

(d)  liens for current taxes not yet due;

(e)  other defects of title or encumbrances which do not materially impair the Company’s use of such assets in the ordinary course of business; and

(f)  the Anchel Parcel Promissory Note.

3.7  Intellectual Property Matters. Except as set forth in Schedule 3.7:

(a)  all licenses, royalty agreements, patents, patent applications, inventories, trademarks, trade names, trade secrets, copyrights, service marks and know-how of the Company used by, necessary for, or which would otherwise be infringed by, the Company in the conduct of its business (the “Intellectual Property Assets”), to the extent owned by the Company, are not subject to any pending or, to the Knowledge of the Company, threatened claim, judgment or dispute of any nature;

(b)  the Company has not: (i) consented to or otherwise knowingly acquiesced in the use by another Person of the Company’s name, trademarks, trade names or service marks or a name that is substantially similar thereto; or (ii) entered into any license, agreement, or granted any other permission by which the Company has granted to any third party rights with respect to any of its Intellectual Property Assets;

(c)  the Company has no Knowledge of any conflict with the asserted rights of others with respect to any of the Intellectual Property Assets;

(d)  the conduct of the Company’s business as currently conducted, including the manufacture and sale of the Company’s products and the provision of the Company’s services as such activities are currently conducted, does not infringe, misappropriate or violate the intellectual property rights of any other Person; and

(e)  with respect to the Company’s registered trademarks, trade names and service marks used by the Company in connection with its current products and services and the Company’s unregistered trademarks and trade names for the product names of the Company’s current products and product families (i) all such marks are valid and enforceable and in compliance with all formal legal requirements, (ii) no such mark has been or is currently involved in any opposition or cancellation proceeding in the United States Patent or Trademark Office or the corresponding trademark authority of any foreign jurisdiction, (iii) there has been no prior use of any such mark by any third party which would confer upon such third party superior rights in such mark, and (iv) Company has received no written notice or claim contesting Company’s ownership of such marks or the validity or enforceability thereof.

3.8  Absence of Material Adverse Change. Since the Interim Balance Sheet date, there has not been any Material Adverse Change with respect to the Company.

3.9  No Undisclosed Liabilities. The Company has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) that are required to be disclosed on the financial statements referenced in Section 3.4 hereof, except for the Wells Fargo Obligations, the Wayne Bank Obligations, liabilities or obligations reflected or reserved against in the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

3.10  Taxes

(a)  Except where failure to file would not have a Material Adverse Effect, the Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to the Company pursuant to applicable Legal Requirements and all such Tax Returns are true, correct, and complete in all material respects. The Company has timely paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Schedule 3.10 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Balance Sheet. The Company has not incurred any liability for Taxes since the date of the Interim Balance Sheet other than in the ordinary course of business.

(b)  Except as described in Schedule 3.10, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(c)  No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination or adjustment.

(d)  The Company has timely paid or withheld with respect to its employees and other third parties (and timely paid over any withheld amounts to the appropriate Tax authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(e)  The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(f)  The Company is not, and has not within the past ten years, elected to be taxed as an S corporation under the provisions of United States federal or state law.

3.11  Employee Benefits

(a)  As used in this Section 3.11, the following terms have the meanings set forth below.

“ERISA Affiliate” means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC § 414.

“International Employee Plan” shall mean each Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“Multi-Employer Plan” has the meaning given in ERISA § 3(37)(A).

“Other Benefit Obligations” means all obligations, arrangements, policies, programs, contracts, agreements, or practices, whether or not legally enforceable, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate to provide benefits or remuneration of any kind, other than salary, to Employees, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements, sabbatical policies, severance payment policies which are not Plans, fringe benefits within the meaning of IRC § 132, performance awards, stock or stock related awards.

“Pension Plan” has the meaning given in ERISA § 3(2)(A).

“Plan” has the meaning given in ERISA § 3(3) whether written or unwritten or otherwise, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any of their respective Employees.

“Qualified Plan” means any Pension Plan that meets or purports to meet the requirements of IRC § 401(a).

“Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multi-Employer Plans.

(b)  Schedule 3.11 contains a complete and accurate list of all Plans and Other Benefit Obligations. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Plan or Other Benefit Obligation, to modify any Plan or Other Benefit Obligation (except to the extent required by law or to conform any such Plan or Other Benefit Obligation to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Plan. The Company has delivered or made available to Parent a true and correct copy of the governing plan document for each Plan (including all amendments thereto), its summary plan description and the three (3) most recent Form 5500 with all schedules and attachments (if applicable), if the Plan is funded, the most recent annual and periodic accounting of Plan assets, all correspondence to or from any governmental agency relating to any Plan, the three (3) most recent plan years discrimination tests for each Plan, and any trust agreement, insurance contract or other document under which Plan assets are held and invested or benefits provided. The Company has further delivered or made available to Parent a written description of each Other Benefit Obligation, and a copy of any document generally furnished to participants which summarizes or describes each Other Benefit Obligation. The Company and its ERISA Affiliates have performed in all material respects all material obligations required to be performed by them under any Plan, are not in default or violation of, and have no knowledge of any default or violation by any other party, to each Plan and Other Benefit Obligation, and each Plan and Other Benefit Obligation complies in form and operation in all material respects with the applicable requirements of ERISA, the IRC and other applicable Legal Requirements. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. Neither the Company nor any ERISA Affiliate has at any time through the date hereof sponsored, maintained, contributed to or been obligated to contribute to any Title IV Plan or Multi-Employer Plan, or any “funded welfare plan” within the meaning of Section 419 of the Code. Neither the Company or, to the knowledge of the Company, any fiduciary with respect to any Plan has engaged in any material nonexempt prohibited transaction under ERISA § 406 or § 407, or incurred any liability for breach of fiduciary duty or any other failure to comply with any Legal Requirement in connection with the administration or investment of assets of any Plan. No action, suit, proceeding, hearing, audit or investigation with respect to the administration or investment of assets of any Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened. Except as otherwise disclosed on Schedule 3.11, the Company does not provide health or other welfare benefits for any Employee and is not obligated to provide health or welfare benefits to any active Employee, following such individual’s retirement or other termination of service (other than “COBRA” continuation coverage required under ERISA §§ 601 et seq. and IRC § 4980B).

(c)  Effect of Transaction.

(i)  Except as disclosed on Schedule 3.11, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan, Other Benefit Obligation, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any present or former employee, director or consultant of the Company or any ERISA Affiliate.

(ii)  No payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in IRC Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the IRC.

(d)  The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees and has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, including, without limitation, applicable withholding obligations under the laws of the People’s Republic of China. There are no pending, or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any its Subsidiaries has Knowledge of any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not have a Material Adverse Effect on the Company.

(e)  No work stoppage or labor strike against the Company or any Subsidiaries is pending, or to the Knowledge of the Company, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any of employees of the Company or its Subsidiaries. Except as set forth in Schedule 3.11(e), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its Employees and no collective bargaining agreement is being negotiated with respect to such Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(f)  Neither the Company nor any ERISA Affiliate currently, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

3.12  Compliance with Legal Requirements; Governmental Authorizations.

(a)  Except as set forth in Schedule 3.12 or Schedule 3.17 or except where any failure to comply or any violation would not, and would not be reasonably expected to, have a Material Adverse Effect on the Company:

(i)  the Company is in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)  no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement; and

(iii)  the Company has not received any written notice or other communication from any Governmental Body regarding: (A) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (B) any actual or alleged, obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)  Schedule 3.12 and Schedule 3.17, taken together, contain a list that is complete and accurate in all material respects of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed in Schedule 3.12 or Schedule 3.17 is valid and in full force and effect. Except as set forth in Schedule 3.12 or Schedule 3.17 or except where any failure to comply, violation or other event or circumstances would not have a Material Adverse Effect on the Company:

(i)  the Company is in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.12 or Schedule 3.17;

(ii)  no event has occurred or circumstance exists that may (with or without notice or lapse of time): (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed in Schedule 3.12 or Schedule 3.17, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, any material Governmental Authorization listed in Schedule 3.12 or Schedule 3.17;

(iii)  the Company has not received any written notice or other communication from any Governmental Body regarding: (A) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or threatened revocation, withdrawal, suspension, cancellation, termination of any material Governmental Authorization; and

(iv)  all applications required to have been filed for the renewal of any material Governmental Authorizations listed or required to be listed in Schedule 3.12 or Schedule 3.17 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

3.13  Legal Proceedings. Except as set forth in Schedule 3.13, there is no pending Proceeding:

(a)  that has been commenced by or against the Company or any of the material assets owned or used by the Company; or

(b)  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

To the Knowledge of the Company, no such Proceeding has been threatened.

3.14  Absence of Certain Changes and Events

. Except as set forth in Schedule 3.14 or as contemplated by this Agreement, since the date of the Interim Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any:

(a)  change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock;

(b)  amendment to the Organizational Documents of the Company;

(c)  payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (except in the ordinary course of business consistent with past practice or) or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)  grant of any severance or termination pay (cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the

(e)  date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof, or grant any equity-based compensation;

(f)  adoption or amendment of any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(g)  waiver of any stock repurchase rights, accelerate, amend or change the period of exercisability of options, restricted stock or any other equity or similar incentive awards (including without limitation any long term incentive awards), or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(h)  damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, which would have a Material Adverse Effect on the Company;

(i)  sale (other than sales of Inventory in the ordinary course of business), lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company except as noted in Schedule 3.6 or except as permitted under Section 6.2 or any other provision of this Agreement;

(j)  material change in the accounting methods used by the Company; or

(k)  agreement, whether oral or written, by the Company to do any of the foregoing.

3.15  Material Contracts; No Defaults

(a)  Schedule 3.15(a) contains a complete and accurate list, and the Company has delivered or made available to Parent true and complete copies, of the following Contracts to which the Company or a Subsidiary is a Party (the “Material Contracts”):

(i)  each employment, consulting or severance agreement, contract or commitment;

(ii)  each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $300,000 during any twelve-month period prior to the date hereof, except for purchase orders for components or finished goods in the ordinary course of business, consistent with past practices;

(iii)  each Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $300,000 during any twelve-month period from the date hereof, except for purchase orders for components or finished goods in the ordinary course of business, consistent with past practices;

(iv)  each Contract entered into by the Company during the preceding twelve months outside the ordinary course of business involving expenditures or receipts of the Company in excess of $150,000;

(v)  each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and/or conditional sales agreements having a value per item or aggregate payments of less than $50,000) during any twelve-month period from the date hereof;

(vi)  each joint venture, partnership, and other similar Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person during any twelve-month period from the date hereof;

(vii)  each Contract containing covenants that restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(viii)  each power of attorney that is currently effective and outstanding;

(ix)  each Contract for capital expenditures in excess of $300,000;

(x)  each agreement between the Company and any of its customers, manufacturer’s representatives and distributors; and

(xi)  each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)  Except as set forth in Schedule 3.15(b):

(i)  no Company Securityholder has or may acquire any rights under, and no Company Securityholder has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

(ii)  to the Knowledge of the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to: (A) engage in or continue any conduct, activity, or practice relating to the business of the Company; or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)  Except as set forth in Schedule 3.15(c), to the Knowledge of the Company, each Material Contract identified or required to be identified in Schedule 3.15(a) is in full force and effect and is valid and enforceable in accordance with its terms.

(d)  Except as set forth in Schedule 3.15(d):

(i)  the Company is in material compliance with all applicable terms and requirements of each Material Contract;

(ii)  to the Knowledge of the Company, each other Person that has any obligation or liability under any Material Contract is in material compliance with all applicable terms and requirements of such Material Contract;

(iii)  to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(iv)  the Company has not given to or received from any other Person, at any time since the date of the Interim Balance Sheet any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

3.16  Insurance.

(a)  The Company has delivered or made available to Parent:

(i)  true and complete copies or coverage abstracts or summaries of all policies of insurance to which the Company is a party or under which the Company, or any officer or director of the Company, is or has been covered at any time within the two years preceding the date of this Agreement; and

(ii)  true and complete copies of all pending applications for policies of insurance.

(b)  Schedule 3.16(b) describes:

(i)  any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(ii)  any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

(iii)  all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)  Except as set forth on Schedule 3.16(c):

(i)  the Company has not received: (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any material insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; and

(ii)  the Company has paid all premiums due (or has accrued for such on its financial statements), and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

3.17  Environmental Matters

. Except as set forth in Schedule 3.17:

(a)  the Company and each of its Subsidiaries holds and is in compliance with all Environmental Permits, and has been and is otherwise in compliance with all applicable Environmental Laws, and there is no condition that is reasonably likely to prevent or materially interfere with compliance by the Company or any Subsidiary with Environmental Laws , except to the extent that the inaccuracy of any of the foregoing, individually or in the aggregate, would not have a Material Adverse Effect on the Company;

(b)  no modification, revocation, issuance, reissuance, alteration, transfer or amendment of any Environmental Permit, or any review by, or approval of, any third party of any Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation by the Company and its Subsidiaries of the transactions contemplated hereby or the operation of the business of the Company and its Subsidiaries on the date of the Closing;

(c)  the Company and its Subsidiaries have not received any Environmental Claim, nor, to the Knowledge of the Company, has any Environmental Claim been threatened against the Company or any of its Subsidiaries;

(d)  the Company and its Subsidiaries have not entered into, agreed to and are not subject to any outstanding judgment, decree, agreement, order or consent arrangement with any Governmental Body under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

(e)  Set forth in attached Schedule 3.17(e) are all of the parcels of real property that are now or have been owned or leased by the Company or its Subsidiaries, or otherwise used by the Company or its Subsidiaries for the conduct of the Company’s business (a “Company Facility”), or to which any Hazardous Materials generated by the Company or its Subsidiaries have been delivered during the last 10 years by a third party.

(f)  Except for Hazardous Materials which are required for the conduct of the business of the Company or any of its Subsidiaries as currently conducted and which are being stored and disposed of by the Company or any of its Subsidiaries in accordance with applicable Environmental Laws, no Hazardous Materials have been Released (i) on, or, to Knowledge of the Company or its Subsidiaries, are migrating onto or from, the Anchel Parcel or any other Company Facility currently leased or owned by the Company or any Subsidiary (including, without limitation, the soil, groundwater, surface water, or ambient air, or building materials thereof), and/or, (ii) to the knowledge of the Company, on any Company Facility previously leased or owned by the Company. Except for Hazardous Materials stored and disposed of in accordance with applicable Environmental Laws, to the Knowledge of the Company, no Hazardous Material which was generated, discarded, transported, released, emitted, or disposed of by the Company or its Subsidiaries prior to the Closing Date is present, in a concentration or amount exceeding legally allowable limits applicable to the use of the property in question or in a manner which violates any applicable Environmental Law or that is reasonably likely to require any investigation, removal or response activity under any applicable Environmental Law, on any other real property, including, without limitation any disposal site to which Hazardous Materials generated or transported by the Company have been delivered.

(g)  The Company has delivered to Parent (or made available for Parent’s inspection) all reports, records, tests, evaluations, governmental agency and third party correspondence, and other documents relating to the storage, use, Release, emission, manufacture, disposal, remediation, investigation, or removal of Hazardous Materials by the Company or any of its Subsidiaries or the presence of any Hazardous Material on or about the Anchel Parcel or any other Company Facility.

(h)  No person has been exposed to any Hazardous Material stored, used, disposed of, released, generated, or transported by or for the Company or any Subsidiary in a manner which has caused, or is reasonably likely to cause, an adverse health effect.

For purposes of this Agreement, the terms below shall have the following meanings:

“Environmental Claim” means any written complaint, notice, claim, demand, action, suit or judicial, administrative or arbitral proceeding by any Person to the Company asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from: (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

“Environmental Laws” means all applicable foreign, federal state and local statutes, rules, regulations, ordinances, orders and decrees relating in any manner to pollution or protection of the environment or human health, including any amendment thereto to the extent and in the form that such exist at the date hereof.

“Environmental Permits” means all permits, licenses, registrations, exemptions and other governmental authorizations required under Environmental Laws for the Company to conduct its operations as presently conducted.

“Hazardous Materials” means all hazardous or toxic substances, wastes, materials or chemicals, petroleum and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances, including but not limited to radiologically contaminated materials regulated pursuant to any Environmental Laws that could result in liability under any Environmental Laws.

3.18  Brokers or Finders. The Company has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, other than to Houlihan Lokey Howard & Zukin Capital, Inc.

3.19  Accounts Receivable. All Accounts Receivable of the Company are reflected properly on its books and records, are valid receivables and, to the Knowledge of the Company, are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

3.20  Inventory. All Inventory, taken as a whole, is useable and saleable in the ordinary course of business, except for obsolete items of below-standard quality, all of which have been written off or written down to estimated net realizable value (or reserves have been established for such Inventory) in the books and records of the Company.

3.21  Sufficiency of Assets. The Company owns, or has a valid and sufficient leasehold interest in or license for, all assets (including intellectual property) materially necessary for the conduct of its business as presently conducted.

3.22  Complete Copies of Materials. The Company has delivered or made available to Parent all Contracts and other documents listed on the Disclosure Schedules delivered by the Company.

3.23  Representations Complete. None of the representations or warranties made by the Company (as modified by the Schedules delivered by the Company) in this Agreement, and none of the statements made in any Schedule or certificate furnished by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent represents and warrants to the Company as follows:

4.1  Organization and Good Standing. Parent is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Articles of Incorporation of Merger Sub have been filed with the Pennsylvania Department of State Corporation Bureau and is pending approval.

4.2  Merger Sub. Merger Sub was formed solely for the purpose of the Merger and engaging in the transactions contemplated hereby and has no assets or liabilities except as necessary for such purposes. Merger Sub has not engaged, and will not engage, in any other business activity of any kind or type whatsoever and has conducted and will conduct its operations only as contemplated hereby.

4.3  Authority; No Conflict

(a)  This Agreement constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms. Each of Parent and Merger Sub has all corporate right, power and authority to execute and deliver this Agreement and

(b)  the other documents to be executed in connection herewith and to perform its obligations under this Agreement and the documents to be executed in connection herewith.

(c)  Except as set forth in Exhibit B, neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation or performance of any of the transactions contemplated by this Agreement by Parent and Merger Sub will give any Person the right to prevent, delay, or otherwise materially interfere with any of the transactions contemplated by this Agreement pursuant to:

(i)  any provision of Parent’s or Merger Sub’s Organizational Documents;

(ii)  any resolution adopted by the board of directors or the stockholders of Parent or Merger Sub;

(iii)  any Legal Requirement to which Parent or Merger Sub may be subject; or

(iv)  any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub may be bound.

Except as set forth in Exhibit B, neither Parent nor Merger Sub will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated in this Agreement.

(d)  Except as expressly set forth in this Agreement or in the attachments hereto, neither Parent nor Merger Sub is a party to any other agreement or understanding with the Company or any of the Company’s employees.

4.4  Investment Intent. Parent is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

4.5  Certain Proceedings. There is no pending Proceeding that has been commenced against Parent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the performance of this Agreement or the transactions contemplated herein. To Parent’s knowledge, no such Proceeding has been threatened.

4.6  Financial Ability. Parent has the funds necessary to consummate the transactions contemplated by this Agreement and the obligations of Parent hereunder are not conditioned upon the availability of third party financing to Parent.

4.7  Parent’s Investigation. Parent hereby acknowledges that Parent and its Representatives have been given access to the premises, properties, books, contracts and records of the Company and have been furnished with all additional financial and operational data and other information concerning the Company’s assets as Parent and its Representatives have requested in connection with Parent’s determination to enter into this Agreement. Parent further acknowledges that it is sophisticated in all aspects of the general industry of the Company and has sufficient knowledge and expertise to evaluate an investment in the Company.

In connection with Parent’s investigation of the Company, Parent may have received and may hereafter receive from the Company or its Representatives estimates, projections and other forecasts relating to the Company and its business, and plan and budget information with respect thereto (collectively, “Projections”). Parent acknowledges that there are uncertainties inherent in attempting to make Projections, that Parent is familiar with such uncertainties, and that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of any Projections and that none of the Company or Houlihan Lokey Howard & Zukin Capital, Inc. is making any representation or warranty with respect to any Projections. The parties hereby acknowledge and agree that nothing in this Section 4.7 shall limit or otherwise affect the representations and warranties of the Company in Article III hereof.

4.8  Brokers or Finders. Parent and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold the Company harmless from any such payment alleged to be due by or through Parent as a result of the action of Parent or its officers or agents.

4.9  Reliance on Representations. Parent acknowledges and agrees that:

(a)  The Company is not making any representation or warranty whatsoever, express or implied, except those made by the Company, set forth in Article III; and

(b)  any claims Parent may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in Article III hereof.

ARTICLE V

COVENANTS OF COMPANY PRIOR TO CLOSING DATE

5.1  Access and Investigations. Between the date of this Agreement and the Closing Date, the Company and its Representatives will cooperate with Parent and, during normal business hours, will: (a) afford Parent and its Representatives reasonable access to the Company’s personnel, properties, contracts, books and records, and other documents and data, (b) furnish Parent and Parent’s Representatives with copies of all such contracts, books and records, and other existing documents and data as Parent may reasonably request, and (c) furnish Parent and Parent’s Representatives with such additional financial, operating, and other data and information as Parent may reasonably request so long as such request does not interfere with the operation of the Company’s business in the ordinary course.

5.2  Operation of the Company. Between the date of this Agreement and the Closing Date, the Company will:

(a)  conduct the business of the Company only in the ordinary course of business;

(b)  not amend any of its Organization Documents;

(c)  not issue any shares of its stock or rights to acquire shares of its stock, other than in connection with the exercise of outstanding Company Options;

(d)  not make any Restricted Payment;

(e)  not enter into any Contract that involves obligations of the Company in an aggregate amount greater than $300,000, except for purchase orders for components or finished goods in the ordinary course of business, consistent with past practices; and

(f)  use commercially reasonable efforts to maintain the goodwill of the Company’s customers, suppliers, distributors and employees.

5.3  Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company will not, without the prior consent of Parent, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.14 is likely to occur.

5.4  Required Approvals. The Company will make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated herein as promptly as practicable after the date of this Agreement and in any event prior to, in the case of filings required in the U.S. pursuant to such Legal Requirements, the tenth Business Day, and in the case of non-U.S. filings required by such Legal Requirements, the fifteenth Business Day, following execution of this Agreement.

Between the date of this Agreement and the Closing Date, the Company will: (a) cooperate with Parent with respect to all filings that Parent elects to make or is required by Legal Requirements to make in connection with the transactions contemplated herein, and (b) cooperate with Parent and will exercise commercially reasonable efforts to obtain all consents identified in Schedule 3.2 and Exhibit B.

5.5  Non-Solicitation

(a)  From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to Article X, the Company will not, and the Company will not permit its Representatives to, directly or indirectly (a) initiate, solicit, encourage or entertain any inquiries, offers or proposals for any “Acquisition Proposal” (as defined below) by any Person (other than Parent or its Representatives), or (b) participate in any discussions or negotiations with, or disclose any non-public information not customarily disclosed consistent with the Company’s past practices concerning the Company to, or afford access to the properties, books, or records of the Company to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any Person (other than Parent and its affiliates and Representatives) for the purpose of making, or take any other action to facilitate the making of, an Acquisition Proposal; or (c) agree to, approve or recommend any Acquisition Proposal.

(b)  For the purposes of this Agreement, “Acquisition Proposal” shall mean any one of the following (other than the transactions among the Company, Merger Sub and Parent contemplated hereunder) involving the Company: (i) a proposal for any transaction pursuant to which any Person or its affiliates (a “Third Party”) proposes to acquire beneficial ownership of at least 10% of the outstanding equity securities of the Company, whether from the Company or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise, (ii) a proposal for any merger, consolidation or other business combination involving the Company pursuant to which any Third Party proposes to acquire beneficial ownership of at least 10% of the outstanding equity securities of the Company, or the entity surviving such merger, consolidation or other business combination, (iii) a proposal for any other transaction or series of related transactions (including any license) pursuant to which any Third Party proposes to acquire control of assets of the Company having a fair market value equal to or greater than 10% of the fair market value of all of the assets of the Company, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(c)  The Company will, and the Company will cause its Representatives to, promptly cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company or the Majority Shareholders will promptly notify Parent if it receives any proposal, inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal.

(d)  Notwithstanding the foregoing, no provision of this Section 5.5 shall be construed (i) to prohibit any of the Company or their Representatives from responding to any proposal, inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal for the sole purpose of advising the Person making such proposal, inquiry or request of the Company’s obligations under this Section 5.5 or (ii) to require any of the Company or their Representatives to disclose to Parent any terms and conditions of any such proposal, inquiry or request, including the identity of the party making an Acquisition Proposal.

5.6  Excise Tax. Prior to the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that either (i) with respect to any payments of cash or sales and purchases of stock or vesting of Shares or other payment or benefits that may be deemed to constitute “parachute payments” pursuant to Section 280G of the Code (“Potential 280G Benefits”), the Company’s stockholders shall have approved by the requisite vote (which is more than 75% of disinterested shareholders as defined in the proposed regulations promulgated under Section 280G) all such Potential 280G Benefits with respect to any disqualified individual, or (ii) that such requisite stockholder approval has been sought and the stockholders did not approve a Potential 280G Benefits, and therefore such Potential 280G Benefits shall not be made or provided to any disqualified individual. The procedures for obtaining such shareholder approval as described in Section 280G and the proposed regulations issued thereunder shall be subject to the reasonable approval of Parent.

5.7  Employee Plans. The Company and its Subsidiaries, as applicable, shall each terminate, effective as of the day immediately preceding the Closing Date: (i) any and all group severance, separation or salary continuation plans, programs or arrangements, and (ii) any and all other plans, except with respect to such other plans as set forth on Schedule 5.7. Parent shall receive from the Company evidence that the Company’s and each of its Subsidiary’s, as applicable, plan(s) and/or program(s), as applicable, have been terminated pursuant to resolutions of each such entity’s Board of Directors (the form and substance of such resolutions shall be subject to review by and reasonable approval of Parent), effective as of the day immediately preceding the Closing Date. The Company shall also take such other actions in furtherance of terminating such plans, policies and arrangements as Parent may reasonably require.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  Shareholder Approval.  Immediately after the signing hereof, and as a material inducement to Parent and Merger Sub to enter into this Agreement, the Company shall obtain and deliver to Parent the Shareholder Written Consent and Irrevocable Proxy from each Majority Shareholder and Minority Shareholder.

6.2  Approvals of Governmental Bodies. Parent will make all filings required by Legal Requirements to be made by it to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event prior to, in the case of filings required in the U.S. pursuant to such Legal Requirements, the tenth Business Day, and in the case of non-U.S. filings required by such Legal Requirements, the fifteenth Business Day, following execution of this Agreement. Between the date of this Agreement and the Closing Date, the Parent will cooperate with the Company with respect to all filings that are required by Legal Requirements to be made in connection with the transactions contemplated herein. Parent will cooperate with the Company and will exercise commercially reasonable efforts to obtain all consents identified in Schedule 3.2 and Exhibit B; provided, however, that nothing in this Agreement shall require Parent to agree to any divestiture material to Parent or the Company by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its subsidiaries or affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such capital stock, assets or properties.

6.3  WARN Act. In the event Parent discontinues all or part of the operations of the Company and/or fails to employ or discontinues the employment permanently or temporarily of any Company employees on and after the Closing Date, Parent shall be liable and responsible for compliance with and liability under the Federal Worker Adjustment and Retraining Act by the Company and any similar state or local law or ordinance.

6.4  Tax Matters. The Company will file all Tax Returns with the final due date on or prior to Closing consistent with past practice. Parent will, or will cause Company to, file Company’s Tax Returns with the final due date after the Closing Date. Following the Closing, Parent shall give the Shareholders’ Representatives reasonable access to the books and records of the Company for all periods ending on or before the Closing Date as may be required for filing applicable Tax Returns.

6.5  Third Party Expenses and Financial Statements

(a)  Subject to provisions of Section 9.2 and Article XI of this Agreement, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in

(b)  connection with this Agreement and the transactions contemplated hereby, including all investment banking, legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses.

(c)  At least five Business Days prior to the Closing Date, the Company shall provide Parent with a statement of its estimated Third Party Expenses as of the Closing Date, such statement showing detail of both the previously paid and currently unpaid Third Party Expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, as well as the Third Party Expenses that have been incurred or are expected to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby, all in form reasonably satisfactory to Parent and certified as true and correct in all material respects by the Company’s chief financial officer (the “Statement of Third Party Expenses”).

(d)  Not later than five Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent an unaudited balance sheet of the Company as of a date not later than the last day of the most recently completed month (the “Pre-Closing Balance Sheet” and together with the Statement of Third Party Expenses, the “Pre-Closing Statements”). The Pre-Closing Statements shall be accompanied by (i) the Company’s supporting worksheets and data, (ii) a certificate from the chief executive officer and the chief financial officer of the Company to the effect that (A) the Pre-Closing Balance Sheet has been prepared consistently and properly with the principles, methodology and assumptions used to prepare the Interim Balance Sheet and (B) the amounts included in the line items set forth on the Pre-Closing Balance Sheet were determined in accordance with GAAP consistently applied in accordance with past practices, and (iii) any other information that Parent may reasonably request in order to verify the amounts reflected on the Pre-Closing Statements.

(e)  Not later than two Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent the Company Debt Statement.

6.6  Employee Matters

(a)  On and after the Closing Date, Parent shall ensure that each of the Employees are eligible to participate in benefit plans, programs, policies and arrangements similar to those that are made available to similarly situated employees of Parent or as are currently in effect at the Company and its Subsidiaries.

(b)  Parent shall recognize all service of the Employees with the Company prior to the Closing Date for purposes of accrual of vacation time, for vesting and eligibility purposes under the Company’s 401(k) plan and for all benefit plans, programs, policies and arrangements of Parent for which Employees are eligible.

6.7  Nonsolicitation of Employees. From the Closing Date to the second anniversary thereof, Soundco Capital., Inc., Mark E. Lucas and Edward Anchel shall not, directly or knowingly, either on their own account or for any Person (including, without limitation, through any existing affiliate), solicit any employee of Parent or the Surviving Corporation or of any of their respective existing affiliates, to leave his or her employment, and, if applicable, shall not induce or attempt to induce any such employee to terminate or breach his or her employment agreement with Parent, the Surviving Corporation or any of their existing affiliates.

6.8  Closing Over By Parent. If Parent elects to close over the knowledge that there has been commenced against the Company, or against any Person affiliated with the Company, between the date hereof and the Closing Date, a Proceeding that, in the reasonable, good faith judgment of Parent, based on the advice of outside counsel, would have a reasonable prospect of surviving a motion for summary judgment before any Governmental Body of competent jurisdiction seeking to (a) enjoin, restrain or otherwise prohibit the consummation of the transactions contemplated hereby; (b) impose criminal penalties in connection with the consummation of the transactions contemplated hereby; or (c) impose a Material Adverse Effect, including, without limitation, preventing, delaying, making illegal, or otherwise interfering with the consummation of any of the transactions contemplated hereby, then Parent shall have no right to seek an adjustment to the Merger Consideration and waives any and all rights to be indemnified for or otherwise seek recovery of any and all Damages sustained, incurred or suffered by or asserted against any of the Parent Indemnitees (as defined below) directly or indirectly, as a result of or relating to or arising out of any Proceeding.

6.9  Spreadsheet. The Company shall deliver to Parent and the Payment Agent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 6.9, which Spreadsheet shall be certified as complete and correct in all material respects on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing, all Company Securityholders (including holders of Company Options that will exercise immediately prior to the Closing Date) and their respective addresses, wiring instructions, if any, the number of shares of Company Capital Stock (including whether such shares are Company Common Stock or the Company Series A Preferred Stock) and Company Options held by such persons, the Pro Rata Share applicable to each Majority Shareholder and Minority Shareholder, the portion of the Merger Consideration payable to each Company Securityholder, and such other information relevant thereto or which the Payment Agent may reasonably request, including any amounts to be withheld pursuant to agreements between the Company Securityholder and Parent. The Company shall deliver the Spreadsheet no less than (3) three Business Days prior to the Closing Date, or such later time as Parent may agree in writing.

6.10  Environmental Investigation. Within fourteen (14) days of the execution of this Agreement, Parent and Parent’s environmental consultant shall prepare and submit to the Company and Edward Anchel a plan for investigation, sampling, well installation and the like by the Parent into, of, and on the Pennsylvania Properties (the “Evaluation Plan”). Parent and Parent’s environmental consultant shall not execute the Evaluation Plan unless and until the Company and Edward Anchel consent to such execution. Such consent shall not be unreasonably withheld. Upon giving such consent, the Company and Edward Anchel shall fully cooperate with Parent and Parent’s environmental consultant to assist in execution by the Parent of the Evaluation Plan. Costs reasonably incurred by Parent to prepare and execute the Evaluation Plan shall be borne exclusively by Parent if either (A) no Hazardous Materials are found by executing the Evaluation Plan or (B) any Hazardous Material which is found by executing the Evaluation Plan is found in a concentration or amount which (i) does not exceed the limit applicable to the use of the Pennsylvania Property in question and legally allowable for such Hazardous Material under any applicable Environmental Law, (ii) does not violate, or require any investigation, removal or other response under, any applicable Environmental Law, and (iii) if found in either surface water or ground water, is not attributable to the use of the Pennsylvania Properties by the Company and its existence is not known to Edward Anchel or the Company prior to the date of this Agreement. In all other instances, the Company shall reimburse Parent the costs of preparing and executing the Evaluation Plan. Parent shall indemnify and hold harmless the Company and Edward Anchel against any Unreasonable Interference, and Parent shall further indemnify and hold harmless the Company and Edward Anchel against any losses or liability caused by exacerbating, through negligent execution of the Evaluation Plan, any contamination of the environment existing before execution of the Evaluation Plan at either of the Pennsylvania Properties. The mere discovery of contamination of the environment at either of the Pennsylvania Properties shall not, by itself, be deemed to require Parent to indemnify and hold the Company and Edward Anchel harmless under the indemnity given Company and Edward Anchel in this Section 6.10. For the purposes of any execution of the Evaluation Plan pursuant to this Section 6.10, the term “Unreasonable Interference” shall mean (i) any damage to any electrical conduit, pipe, pipeline, septic system, wire, natural gas supply, or underground conveyance at any of the Pennsylvania Properties, without regard to fault, and (ii) any closure, relocation, or suspension of any business of the Company on either of the Pennsylvania Properties to which the Company has not given its prior consent, which is not to be unreasonably withheld, during either preparation or execution of the Evaluation Plan by Parent or Parent’s environmental consultant.

ARTICLE VII

CONDITIONS PRECEDENT TO PARENT’S OBLIGATION TO CLOSE

The obligation of Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

7.1  Accuracy of Representations. Each of the representations and warranties of Company contained in this Agreement shall be true and correct when made and as of the Closing (except where the failure of a representation or warranty to be so true and correct would not be reasonably likely to have a Material Adverse Effect on the Company, or the ability of Parent, or the Company to consummate the transactions contemplated in this Agreement), with the same force and effect as if made as of the Closing, (it being understood, that for purposes of determining the accuracy of such representations and warranties, (a) all “Material Adverse Effect” qualifications or qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (b) any update or modification to the Company’s Disclosure Schedules made or purported to have been made without the written approval of Parent shall be disregarded). Parent shall have received certificates signed on behalf of the Company by each of the chief executive officer and chief financial officer with respect to the foregoing.

7.2  Covenants. Each of the covenants contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with (other than with respect to the covenants in Section 5.2 which shall have been complied with in all respects, except where the failure to so comply with a covenant would not be reasonably likely to have a Material Adverse Effect on the Company or Parent, or the ability of the Company or Parent to consummate the transactions contemplated in this Agreement).

(a)  The Company shall have delivered payoff letters signed by Wells Fargo and UCC-3 termination statements, evidencing that all of the Wells Fargo Obligations have been fully satisfied and the credit facilities terminated;

(b)  The Company shall have delivered a payoff letter signed by Wayne Bank, as well as releases or satisfactions of mortgages and UCC-3 termination statements, evidencing that all of the Wayne Bank Obligations have been fully satisfied and credit facilities terminated; and

(c)  The Company shall have delivered the cancelled notes of Soundco Capital Inc., Edward Anchel and Judith Anchel, evidencing that all amounts outstanding under the subordinated notes issued to them by the Company pursuant to that certain Note Purchase Agreement dated October 9, 2003 have been fully satisfied;

provided, however, that the payoff amounts set forth in such letters shall anticipate the Company’s payment of available cash to such lenders to reduce the amount of the Company Debt Obligations.

7.4  FIRPTA Certificate. The Company shall have delivered a properly executed notice in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Sections 897 and 1445 of the IRC, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

7.5  Escrow Agreement. The Company shall have executed and delivered the Escrow Agreement and all other agreements, certifications, and other documents required to be executed and delivered by the Company and Company Securityholders hereunder at the Closing.

7.6  Shareholder Written Consent. The Company shall have delivered Shareholder Written Consent and Irrevocable Proxies representing the Requisite Shareholder Approval.

7.7  Consents. Each of the Consents identified in Schedule 3.2 and Exhibit B as a pre-condition to Closing must have been obtained and must be in full force and effect, except where the failure to obtain such consents: (a) was not due to breach of the Company of their obligations to obtain such consents under the standard outlined by Section 6.4; and (b) would not be reasonably likely to have a Material Adverse Effect on the ability of Parent or the Company to consummate the transactions contemplated by this Agreement.

7.8  No Proceedings. Since the date of this Agreement, there must not have been commenced against Parent, or against any Person affiliated with Parent, any Proceeding that, in the reasonable good faith judgment of Parent, based on the advice of outside counsel, would have a reasonable prospect of surviving a motion for summary judgment by Parent before any Governmental Body of competent jurisdiction seeking to (a) enjoin, restrain or otherwise prohibit the consummation of the transactions contemplated hereby; (b) impose criminal penalties in connection with the consummation of the transactions contemplated hereby; or (c) impose a Material Adverse Effect, including, without limitation, preventing, delaying, making illegal, or otherwise interfering with the consummation of any of the transactions contemplated hereby. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained in connection with the transactions contemplated hereby shall have been obtained.

7.9  Key Employees. Each employee set forth on Exhibit C (“Key Employees”) shall have remained continuously employed with the Company or a Subsidiary from the date of this Agreement through the Closing, other than those Key Employees whose employment with the Company ends due to death or disability, and shall have signed an Offer Letter on terms mutually acceptable to the Parent and each of the Key Employees, respectively, together with an executed Employee Patent, Secrecy and Invention Agreement, in each case in substantially the form attached as an exhibit to the applicable Offer Letter, executed by each of the Key Employees, and no action shall have been taken by any such Key Employee to rescind any such document.

7.10  Lucas Separation Agreement. Mark E. Lucas shall have executed the Lucas Separation Agreement, any rescission period required by law shall have expired prior to or as of the Effective Time and no action shall have been taken by Mr. Lucas to rescind or revoke such agreement.

7.11  Lucas Supplemental Release. Mark E. Lucas shall have executed the Lucas Supplemental Release, any rescission period required by law shall have expired prior to or as of the Effective Time and no action shall have been taken by Mr. Lucas to rescind or revoke such release.

7.12  Termination of Company Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the Company plans, programs and arrangements referred to in Section 5.7.

7.13  Section 280G Approval or Disapproval. The stockholders of the Company shall (i) have approved by the requisite vote any Potential 280G Benefits or (ii) shall have voted upon such Potential 280G Benefits and the requisite vote was not obtained with respect to the Potential 280G Benefits such that any disqualified individual (as such term is defined in the proposed regulations promulgated under Section 280G) shall forfeit any Potential 280G Benefits.

7.14  Wholly-Owned Subsidiaries. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent that, effective as of immediately prior to the Effective Date, the Hong Kong Transaction shall have been consummated in accordance with the terms of this Agreement.

     7.15  Financial Statements. The Company shall have delivered to Parent (a) consolidated financial statements of the Company that meet the requirements of Item 9.01 of Form 8-K for the period required by Rule 3-05(b) of Regulation S-X, (b) reviewed consolidated balance sheet of the Company as of March 31, 2005 and as of June 30, 2005 and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the three months then ended prepared in accordance with GAAP consistently applied, subject to normal recurring year-end adjustments (including, but not limited to, normal year-end current and deferred income tax adjustments) and the absence of notes and in each case with detailed reviews of all reserves including reserve roll-forwards, (c) prepare a detailed analysis of working capital as of June 30, 2005 and (d) Ernst & Young shall have consented to Parent’s use of the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2004.

7.17  Satisfaction of Environmental Condition. The Company shall complete its environmental evaluations of each of the Pennsylvania Properties and shall deliver the complete Phase I and II reports to Parent in a form which allows Parent to rely on such reports. Upon execution of the Evaluation Plan, Parent shall be deemed to have obtained and investigated all investigations, sampling, reports, and information concerning the presence of Hazardous Materials on or about the Company Facilities, at which point Parent shall determine, based on the results obtained by such investigations, whether Parent is satisfied that no Hazardous Materials have been Released to, on, or from any Company Facility in concentrations or amounts which exceed limits legally allowable under any applicable Environmental Law for the use of the property in question , require any investigation, removal or response activity under any applicable Environmental Law, or otherwise violate any Environmental Law.

7.17  Pennsylvania Properties. Prior to the Closing, (a) Parent shall prepare, obtain the consent of the Company and Edward Anchel to, and execute the Evaluation Plan, and (b) the Company, as a Third Party Expense, shall obtain an environmental insurance policy which insures Parent and the Company, for ten years after the Closing Date, against the cost of remediating, monitoring, or investigating any Hazardous Material which is contaminating, or emanating from, any of the Pennsylvania Properties as of the Closing Date in a concentration or amount which requires remediation, monitoring, or investigation under applicable Environmental Laws (the “Environmental Policy”). The Environmental Policy shall contain a coverage amount of no less than $10 million. The terms of the Environmental Policy shall be terms found in pollution legal liability policies of environmental insurance commonly used in the insurance industry, and the Parent shall have the right to review and suggest changes to such terms prior to issuance of the Environmental Policy. The identity of the insurance company issuing the Environmental Policy shall be acceptable to Parent in its sole discretion. If the Environmental Policy is not delivered to Parent and the Company at the Close of Escrow, then, in addition to its other rights and remedies, Parent may extend the Closing for so long as may be necessary for Parent to obtain the Environmental Policy and the cost of such Environmental Policy reasonably incurred by Parent shall be reimbursed to Parent by the Company and included as a Third Party Expense. The cost of any deductible under the Environmental Policy shall be borne by the Company.

7.17  Spreadsheet. Parent shall have received the Spreadsheet pursuant to Section 6.9, which shall have been certified as of the Closing Date as complete and correct in all material respects on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATION TO CLOSE

The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

8.1  Accuracy of Representations. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct when made and as of the Closing (except where the failure of a representation or warranty to be so true and correct would not be reasonably likely to have a Material Adverse Effect on Parent, or the ability of Parent, or the Company to consummate the transactions contemplated in this Agreement), with the same force and effect as if made as of the Closing (it being understood, that for purposes of determining the accuracy of such representations and warranties all “Material Adverse Effect” qualifications or qualifications based on the word “material” contained in such representations and warranties shall be disregarded and any update or modification to Parent’s schedule or exhibits made or purported to be made without written approval of the Company shall be disregarded). Parent shall have delivered a certificate signed on behalf of Parent by each of the chief executive officer and chief financial officer with respect to the foregoing.

8.2  Covenants

(a)  Each of the covenants contained in this Agreement to be complied with by the Parent on or before the Closing shall have been complied with (except where the failure of a representation or warranty to be so true and correct would not be reasonably likely to have a Material Adverse Effect on the Parent or the ability of Parent to consummate the transactions contemplated in this Agreement).

(b)  Parent must have made the cash payments required to be made by Parent pursuant to Section 2.6.

8.3  Consents. Each of the Consents identified in Schedule 3.2 and Exhibit B as a pre-condition to Closing must have been obtained and must be in full force and effect, except where the failure to obtain such consents: (a) was not due to breach of the Parent of its obligation to cooperate with the Company to obtain such consents under the standard outlined by the last sentence of Section 7.2; and (b) would not be reasonably likely to have a Material Adverse Effect on the Parent or a Material Adverse Effect on the ability of Parent or the Company to consummate the transactions contemplated by this Agreement.

8.4  Agreements and Certificates. Parent shall have delivered the Escrow Agreement and all other agreements, certifications, and other documents required to be executed and delivered by Parent and Merger Sub hereunder at the Closing.

8.5  Side Letters. Parent shall have executed and delivered side letters to each of the Employees who has long-term incentive units under the Company’s Long Term Incentive Plan or who is eligible to receive bonuses under the Company’s cash bonus plan.

ARTICLE IX

TERMINATION

9.1  Termination Events. This Agreement may be terminated, as follows:

(a)  by either Parent or the Company if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived, provided that written notice has been given to the other party of the intention to terminate under this Section 9.1(a) due to such breach and the other party has not cured such breach within 30 days of receipt of such notice, or if such breach is unable to be cured within such 30-day period, the breaching party has made commercially reasonable efforts to cure such breach and such breach is cured not later that 60 days after notice thereof;

(b)  (i)by Parent if any of the conditions in Article VII have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Parent to comply with its obligations under this Agreement) and Parent has not waived such condition on or before the Closing Date;

(ii)  by the Company, if any of the conditions in Article VIII have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other

(iii)  than through the failure of the Company to comply with their obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date;

provided that in each case written notice has been given to the other party of the intention to terminate under this Section 9.1(b) for failure to satisfy a specified condition and the other party has not cured such failure within 30 days of receipt of such notice, or if such breach is unable to be cured within such 30-day period, the breaching party has made commercially reasonable efforts to cure such breach and such breach is cured not later that 60 days after notice thereof;

(c)  By either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;

(d)  by mutual written consent of Parent and the Company; or

(e)  by either Parent or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date that is three (3) months following the date of this Agreement (which date shall be extended to the date that is five (5) months following the date of this Agreement if the transactions contemplated hereby shall not have been consummated as a result of a failure to satisfy the conditions set forth in Section 7.8), or such later date as the parties may agree upon.

9.2  Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the provisions of Article XII will survive after such termination; provided that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired for a period of six months after such termination.

ARTICLE X

SURVIVAL OF REPRESENTATIONS,
WARRANTIES, COVENANTS AND AGREEMENTS

10.1  Representations and Warranties. All representations and warranties in this Agreement, the certificates delivered pursuant to Section 7.1, Section 8.1 and any other certificate or document delivered pursuant to this Agreement shall expire on the date which is twelve months after the Closing Date, except that (i) the representations and warranties set forth in Section 3.3, Section 3.10 and any representation or warranty of Parent, Merger Sub or the Company that were fraudulently breached shall survive the Closing for the applicable statute of limitations, (ii) the representations and warranties set forth in 3.1(d) shall survive the Closing for the applicable statute of limitations or five (5) years, whichever is longer, and (iii) the representations and warranties in Section 3.17 shall survive the Closing and remain in full force and effect forever.

10.2  Covenants. Except as set forth in the next sentence, claims with respect to any breach of a covenant or obligation in this Agreement must be brought within twelve months of such breach coming to the attention of the other party. If the Closing occurs, no party will have any liability (for indemnification or otherwise) with respect to any covenant or obligation to be performed and complied with by it prior to the Closing Date.

10.3  General. Neither Parent nor the Company shall have any liability whatsoever with respect to any representation, warranty, covenant or obligation after the respective expiration dates set forth in this Article X. Each of the parties agrees that no claims or causes of action may be brought against the other party arising out of, or based upon, any such representation, warranty, covenant or obligation after the respective expiration dates set forth in this Article X.

ARTICLE XI

INDEMNIFICATION

11.1  Indemnification and Payment of Damages by Company Securityholders. Except as limited by Article X hereof, and subject to Section 11.4, Majority Shareholders shall (jointly and severally) and Minority Shareholders shall (severally and not jointly, and to the extent of such Minority Shareholder’s Pro Rata Share as set forth on the Spreadsheet) protect, defend, indemnify, and hold Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (“Parent Indemnitees”) harmless from and against any and all Damages sustained, incurred or suffered by or asserted against any of them, directly or indirectly, as a result of or relating to or arising out of: (a) any breach of any representation or warranty made by the Company in this Agreement, (b) any breach by any Majority Shareholder or Minority Shareholder of any post-Closing covenant or post-Closing obligation of any Majority Shareholder or Minority Shareholder in this Agreement, (c) the implementation of the Hong Kong Transaction, (d) any Company WEEE Compliance Costs, (e) any Third Party Expenses not already deducted from the Merger Consideration (“Excess Third Party Expenses”), (f) any Restricted

Payments not already deducted from the Merger Consideration (“Excess Restricted Payments”) and (g) any Excluded Environmental Liability. Except as otherwise provided herein, any assertion by Parent Indemnitees (or any of them) of any right to indemnification under the terms of this Section 11.1 must be made in writing and must be sent to the Shareholders’ Representatives on or prior to the expiration of the survival period of the particular representation, warranty or covenant as provided in Article X hereof.

11.2  Indemnification and Payment of Damages by Parent. Parent will indemnify and hold harmless Majority Shareholders and Minority Shareholders from and against any Damages, directly or indirectly, as a result of or relating to or arising out of any (a) any breach of any representation made by Parent or Merger Sub in this Agreement and (b) any breach by Parent or the Surviving Corporation of any post-Closing covenant or post-Closing obligation of Parent or the Surviving Corporation pursuant to this Agreement.

11.3  Limitations

(a)  No claims for breaches of representations, warranties, covenants or obligations may be brought after the time limitations set forth in Article X. No party shall have any obligation to indemnify the other, unless the amount of Damages sustained or incurred with respect to a particular claim (or a series of related claims) exceeds $25,000 and unless the aggregate amount of Damages sustained or incurred with respect to all such claims exceeds 1% of the Merger Consideration (“Basket”). Notwithstanding the prior sentence, with respect to (a) Excess Third Party Expenses, (b) Excess Restricted Payments, (c) a breach of the representations and warranties contained in Section 3.3 or Section 3.7, (d) all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including all uncompensated reasonable legal fees and expenses) Parent incurs or is liable for in respect of or in connection with the implementation of the Hong Kong Transaction, and/or (e) any Excluded Environmental Liability and/or any Damages arising from any misrepresentation arising under Section 3.17 of this Agreement, to which no Basket shall apply, Parent shall be entitled to recover all Damages so identified (including the Basket) up to (but not in excess of) a maximum aggregate indemnity for such Damages of an amount equal to 25% of the Merger Consideration (“Cap”). Notwithstanding the preceding sentence, the Cap shall not apply to Excess Restricted Payments, Excess Compliance Costs or Damages sustained as a result of the Hong Kong Transaction, a breach of Section 3.3, Section 3.7, or fraud, and in such instances the limitation shall be the Merger Consideration.

(b)  The indemnity, defense, and hold harmless obligations of Majority Shareholders and Minority Shareholders set forth in Section 11.1 above which may arise for a breach of any representation or warranty made by the Company or any Subsidiary under Section 3.17 of this Agreement (i) shall also extend to any Damages arising out of the continuation, from before the Closing Date to after the Closing Date, of any circumstance which violates such Section, and shall extend after the Closing Date only to the date on which the continuation has been discovered by

(c)  Parent, or with reasonable diligence should have been discovered by Parent, and Parent has had a reasonable time to correct the condition presented by such continuation (the “Continued Condition Termination Date”). If any such continuing condition results in an adverse health effect to an individual exposed before the Closing Date, by the Company or any Subsidiary, to a Hazardous Material stored, used, disposed of, released, generated, or transported by the Company or any Subsidiary, the liability for the adverse health effect shall be allocated between the Parent and the Company (or its Subsidiary) based on the length of the exposure of such individual from the point in time before the Closing Date when such exposure is deemed to have began to the Continued Condition Termination Date, and such other factors as either party can prove which may be relevant to the degree and duration of the exposure.

11.4  Procedures for Indemnification — Third Party Claims

(a)  Promptly after receipt by an indemnified party under Section 11.1 or 11.2 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)  If any Proceeding referred to in Section 11.4(a) is brought against an indemnified party and it gives written notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding:

(i)  it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification;

(ii)  no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless: (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and

(iii)  the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent, other than reasonable, documented costs of investigation.

(c)  Notwithstanding the foregoing, if (i) the indemnifying party does not, within ten Business Days after the indemnified party’s notice is given pursuant to this Section 11.4, give written notice to the indemnified party of its election to assume the defense of such Proceeding as permitted under Section 11.4(b), or (ii) the indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then in either case the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent unless such determination, compromise or settlement: (A) results in no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnifying party, and (B) does not obligate the indemnifying party to pay monetary damages.

11.5  Procedure for Indemnification — Other Claims

. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.6  Exclusive Remedy

. Parent, the Majority Shareholders and the Minority Shareholders herby agree that, after the Closing, the rights and remedies of Parent and the Surviving Corporation, the Majority Shareholders and the Minority Shareholders contained in this Article XI to recover Damages (subject to the limitations set forth herein) shall be the sole and exclusive rights and remedies that they shall have against Parent or any Majority Shareholder or Minority Shareholder, as applicable, arising out of, relating to or resulting from this Agreement or the transactions contemplated hereby, except in the case of fraud, with respect to which the limitations set forth in this Section 11.6 shall not apply.

ARTICLE XII

GENERAL PROVISIONS

12.1  Expenses. Parent will bear its expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of its agents, Representatives, counsel, and accountants. Additionally, Parent shall be responsible to pay when due all transfer, documentary, sales, use, value added, stamp, registration, goods and services taxes, as well as all conveyance fees, recording charges and other fees and charges, incurred in connection with the transactions contemplated by this Agreement, regardless of whether the obligation to pay any such taxes, fees or charges would otherwise be the obligation of the Company under applicable law or by custom or practice. The parties hereto acknowledge that the Company shall pay all Third Party Expenses of the Company, including all amounts payable to Houlihan Lokey Howard & Zukin Capital, Inc. in connection with this Agreement and the transactions contemplated herein incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein and that such Third Party Expenses will be deducted from the Merger Consideration pursuant to Section 2.2(a) hereof.

12.2  Public Announcements. Prior to the Effective Time, any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as Parent and the Company shall reasonably determine. Prior to the Effective Time, any public announcement or similar publicity, the Company and Parent will consult with each other concerning the means by which the public and the Company’s employees, distributors, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated herein and no announcement shall be made by any party without the prior written consent of (a)  Parent, in the case of a proposed announcement by any Majority Shareholder, Minority Shareholder or the Company or (b) the Company, in the case of a proposed announcement by Parent; provided, however, that any Company consent required under this Section 12.2 shall not apply to Parent’s obligations to comply with applicable securities laws and the rules and regulations of the New York Stock Exchange, if Parent has made reasonable efforts to notify the Company in advance of making any such disclosures.

12.3  Confidentiality. The provisions of the Confidentiality Agreement between the Company and the Parent dated January 31, 2005 (“Confidentiality Agreement”) will continue in full force and effect and will survive the execution and delivery of this Agreement.

12.4  Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by written notice to the other parties):

If to the Company:	With a copy to:
Altec Lansing Technologies, Inc.	Reed Smith LLP
535 Routes 6 & 209	599 Lexington Avenue
Milford, PA 18337-0277	29th Floor
Attention: President	New York, NY 10022
Facsimile No.: (570) 296-1368	Attention: Gerard S. DiFiore, Esq.
Telephone No.: (212) 549-0396
Facsimile No.: (212) 521-5450
If to Parent:	With a copy to:
Plantronics, Inc.	Wilson Sonsini Goodrich & Rosati
345 Encinal Street	Professional Corporation
Santa Cruz, CA 95060	650 Page Mill Road
Attention: Philip B. Dundas	Palo Alto, CA 94304
Associate General Counsel	Attention: Katharine A. Martin, Esq.
Telephone No.: (831) 426-5858	Margo M. Eakin, Esq.
Facsimile No.: (831) 426-6098	Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

If to the Shareholders’ Representatives, at the address and fax number set forth on the Spreadsheet, with a copy to Reed Smith LLP (set forth above).

or, in each case, at such other address as the Company, the Shareholders’ Representatives, and/or Parent may designate by advance written notice to the other parties hereto.

12.5  Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Pennsylvania, County of Philadelphia, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.6  Further Assurances. The parties agree before and after Closing: (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.7  Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8  Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (other than the Confidentiality Agreement, which shall survive the execution and/or termination of this Agreement in accordance with its terms) and constitutes (along with the documents referred to in this Agreement and the Confidentiality Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all parties.

12.9  Disclosure Schedules.

(a)  If and to the extent any information required to be furnished in any Schedule is contained in another Schedule, such information will be deemed to be included in all Schedules in which such information is required to be included, to the extent such disclosure is reasonably apparent on its face to be applicable to such other Schedule.

(b)  In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, the statements in the Schedules will control.

12.10  Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights or delegate its obligations under this Agreement without the prior consent of the other parties, except that Parent may assign its rights or delegate itsobligations hereunder to its affiliates so long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.11  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.12  Article and Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article,”“Articles,”“Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.13  Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.14  Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

12.15  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.16  Shareholders’ Representatives

(a)  By virtue of their approval of this Agreement, the Majority Shareholders and Minority Shareholders shall have constituted and appointed Peter Petrillo, Michael Goodman and Edward Anchel, either acting alone or together, to serve as the shareholders’ representatives (collectively, “Shareholders’ Representatives”) for and on behalf of the Majority Shareholders and Minority Shareholders, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to take all other actions on behalf of the Majority Shareholders and Minority Shareholders as is explicitly contemplated by this Agreement or the Escrow Agreement and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representatives for the accomplishment of the foregoing. No bond shall be required of the Shareholders’ Representatives, and the Shareholders’ Representatives shall receive no compensation for their services. Notices or communications to or from the Shareholders’ Representatives shall constitute notice to or from each Company Securityholder.

(b)  The Shareholders’ Representatives shall not be liable to any Company Securityholder for any act done or omitted hereunder as Shareholders’ Representatives while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel or with the consent of two-thirds in interest of the Majority Shareholders and Minority Shareholders, which shall be conclusive evidence of such good faith. The Majority Shareholders and Minority Shareholders shall severally indemnify the Shareholders’ Representative and hold each of them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of such Shareholders’ Representatives and arising out of or in connection with the acceptance or administration of his duties hereunder.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.
PLANTRONICS, INC.
By: /s/ Ken Kannappan___________________________________________ Name: Ken Kannappan Title: President and Chief Executive Officer
ALTEC LANSING TECHNOLOGIES, INC
By: /s/ Mark E. Lucas____________________________________________ Name: Mark E. Lucas Title: Chief Executive Officer
SONIC ACQUISITION CORPORATION
By: /s/ Ken Kannappan____________________________________________________________ Name: Ken Kannappan Title: President and Chief Executive Officer

The undersigned Company Shareholders hereby join this Agreement for the limited purpose regarding their obligations under Article XI, Article XII and Section 6.7 hereof.
SOUNDCO CAPITAL, INC.	EDWARD ANCHEL

By: /s/ Peter Petrillo	/s/ Edward Anchel
Name: Peter Petrillo
Title:

MARK E. LUCAS

/s/ Mark E. Lucas

The undersigned Company Shareholders hereby join this Agreement for the limited purpose regarding their obligations under Article XI and Article XII hereof.

ESTHER FREADMAN	MARY SABEL

/s/ Esther Freadman	/s/ Mary Sabel

RICHARD SABEL	ANCHEL FAMILY LIMITED PARTNERSHIP

/s/ Richard Sabel	/s/ Edward Anchel

Name: Edward Anchel
Title:

The undersigned Company Shareholder hereby joins this Agreement for the limited purpose regarding his obligations under Section 6.10 hereof.

EDWARD ANCHEL

EXHIBIT A

FORM OF SHAREHOLDER WRITTEN CONSENT AND IRREVOCABLE PROXY

[Form of Shareholder Written Consent and Irrevocable Proxy has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request]

EXHIBIT B

PARENT’S REQUIRED CONSENTS

[Parent's Required Consents has been omitted.  A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT C

KEY EMPLOYEES

[Key Employees has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT D

LUCAS SEPARATION AGREEMENT

[Lucas Separation Agreement has been omitted.  A copy of this exhibit will be furnished supplementally to the Commission upon request.